EXHIBIT 10.2

RESTRICTED STOCK AWARD

Name:	Cogent Communications Group, Inc.
Grant Date:	2004 Incentive Award Plan (the “Plan”)

1. Grant: Effective as of the Grant Date specified above you have been granted [number of shares]shares of common stock $.001 par value (the “Restricted Stock”) of Cogent Communications Group, Inc. (the “Company”) subject to the vesting requirement described below.

2. Normal Vesting: You will become vested in [number of shares] of Restricted Stock which shall vest in [number] share increments on the first day of each subsequent month such that you will be fully vested on [date]. In addition, you will become vested in [number] [hereinafter the “Cliff-vest shares”] shares of restricted stock on [date].

3. Accelerated Vesting: Notwithstanding the foregoing, you will become fully vested upon the termination of your employment by reason of death, disability, or retirement. You will also become fully vested upon a Change of Control (even without termination of employment). If the accelerated vesting is due to a Change of Control the number of shares that vest in such event shall be limited to the number of shares that, when multiplied by the closing price of the Company’s common stock on the Grant Date, yield a dollar value not in excess of three times your annual compensation on the date of the Change of Control. If the acceleration of vesting due to a Change of Control would trigger the excise tax provided for in Section 280G and 4999 of the U.S. Internal Revenue Code such vesting shall be delayed by a time sufficient to not trigger the excise tax. The shares for which vesting accelerates shall be allocated from the last shares to vest and the remaining unvested shares shall continue to vest under the normal vesting rule. Upon termination of employment other than as provided above you will forfeit any unvested shares of Restricted Stock that have not vested by the end of your severance period, i.e. you continue vesting during your severance period and lose the remaining unvested shares provided, however, that the grant of the Cliff-vest shares will vest on the normal vesting date set forth above even if outside such period. Your severance period is the number of months compensation specified in your employment agreement for use in calculating your severance, i.e. 12 months. Change of Control has the meaning set forth in the Plan. Annual compensation means your average compensation as calculated for U.S. income tax purposes for the last three complete calendar years.

4. Performance Based Vesting: If the Performance Target (defined below) is met, 12.5% of the Cliff-vest shares of Restricted Stock granted above will vest early. The Performance Target is the same for [Year One, i.e. the year of the Grant Date], [Year Two], and [Year Three] and the maximum number of shares that can vest early is 37.5% (if the Performance Target is met in all three years). The vesting will occur on the day the Chief Financial Officer notifies the board of directors that the Performance Target has been met based on the audited financial statements for the prior year. The earliest date upon which this may occur is the date upon which the audited financial statements for Year One are completed, i.e. in the first quarter of Year Two. However, no such vesting may occur prior to the first anniversary of the Grant Date. The Performance Target is met if all of the following are true:

1)	Revenue for the year is at least [number] percent [xx%]greater than revenue in the prior year with revenue calculated in constant U.S. dollars by using, for both the test year and the prior (base) year, the average currency exchange rate from the prior year;

2)	EBITDA margin (percentage), as adjusted, for the year is [amount]; and

3)	Capital expenditures for the year are not greater than [number] percent [xx%]of revenue for the year.

The financial measures used above shall be calculated using the definitions and methodology described in the Company’s earnings announcements.

5. Nontransferable: The Restricted Stock or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Stock may be permitted for estate planning purposes with the prior written consent of the Compensation Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Agreement that the Restricted Stock had in your hands.

6. Dividends/Voting: You will be entitled to vote the shares of Restricted Stock. However, you will only be entitled to receive any dividends that are paid on shares of the Restricted Stock once they are vested. Any dividends paid on unvested shares of Restricted Stock shall be held by the Company, without interest thereon and paid to you at the time the shares of Restricted Stock on which such dividends were paid vest.

7. Certificates: The Company shall cause the Restricted Stock to be issued and a stock certificate or certificates representing the Restricted Stock to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the shares of Restricted Stock vest. If issued, each such certificate will bear such legends as the Company may determine.

8. No Other Rights: The grant of Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock or benefits in lieu of Restricted Stock in the future. Future awards of Restricted Stock, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Stock under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

9. Miscellaneous: The shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

Cogent Communications Group, Inc.